Exhibit 99.1

Nektar Therapeutics Announces Executive Management Promotions

John Nicholson named Senior Vice President & Chief Operating Officer of Nektar; Gil M. Labrucherie named Senior Vice President & Chief Financial Officer of Nektar

San Francisco, CA, June 2, 2016 – Nektar Therapeutics (NASDAQ: NKTR) announced today that John Nicholson has been named Senior Vice President & Chief Operating Officer and Gil M. Labrucherie has been named Senior Vice President & Chief Financial Officer of Nektar. Mr. Nicholson has served as the Chief Financial Officer of Nektar since 2007. Mr. Labrucherie has served as Senior Vice President, General Counsel and Secretary of Nektar since 2007.

“I am very pleased to announce these two well-deserved promotions on Nektar’s Executive Committee,” said Howard W. Robin, President & CEO of Nektar. “Both John and Gil have played an integral role in Nektar’s growth and development over the past eight years. John has a strong record of performance and financial leadership within Nektar and he brings over thirty years of experience in the pharmaceutical industry to the newly-created role of Senior Vice President & Chief Operating Officer at Nektar.”

“Gil has demonstrated exceptional business acumen and strong leadership skills during his tenure at Nektar and I am delighted that he will now bring his insight and expertise to the position of Senior Vice President & Chief Financial Officer,” Robin continued.

Mr. Nicholson, in the newly-created role of Senior Vice President & Chief Operating Officer, will be responsible for leading global business and corporate development, marketing, quality assurance, and Nektar project management for the company’s partnered programs and wholly-owned pipeline candidates.

Over the tenure of his career, Mr. Nicholson has held key senior leadership roles in the areas of operations, marketing, sales and corporate strategy. Prior to joining Nektar, Mr. Nicholson, served in a number of leadership roles at Bayer Schering Pharma AG, including Vice President, Corporate Development and Treasurer of Schering Berlin Inc., President of Schering Berlin Insurance Company, President of Bayer Pharma Chemicals Inc., and President of Schering Berlin Capital Corporation.

In his new role as Senior Vice President & Chief Financial Officer, Mr. Labrucherie will be responsible for leading the company’s finance and accounting teams, information technologies and services, logistics, and will continue to provide oversight for all legal functions, including intellectual property. Mr. Labrucherie has held several senior leadership positions with increasing responsibility at Nektar since 2005. Prior to joining Nektar, from October 2000 to September 2005, Mr. Labrucherie was Vice President of Corporate Development at E2open, Inc., where he was responsible for global corporate alliances and merger and acquisition activity. Prior to E2open, he was the Senior Director of Corporate Development at AltaVista Company, an Internet search company, where he was responsible for merger and acquisition transactions. Mr. Labrucherie began his career as an associate in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati and Graham & James (DLA Piper Rudnick). Mr. Labrucherie received his J.D. from University of California Boalt Hall School of Law, where he was a member of the California Law Review and Order of the Coif, and received his B.A. from the University of California, Davis.

About Nektar Therapeutics

Nektar Therapeutics has a robust R&D pipeline and portfolio of approved partnered medicines in oncology, pain, immunology and other therapeutic areas. In the area of oncology, Nektar is developing NKTR-214, an immuno-stimulatory CD122-biased agonist, that is in Phase 1/2 clinical development for patients with solid tumors. ONZEALD™ (etirinotecan pegol), a long-acting topoisomerase I inhibitor, is being developed for patients with advanced breast cancer and brain metastases and is partnered with Daiichi Sankyo in Europe. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® (naloxegol) and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK and an opioid. NKTR-181, a wholly owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. In hemophilia, Nektar has a collaboration agreement with Baxalta for ADYNOVATE™ [Antihemophilic Factor (Recombinant)], a longer-acting PEGylated Factor VIII therapeutic approved in the U.S. and Japan for patients over 12 with hemophilia A. In anti-infectives, the company has two collaborations with Bayer Healthcare, Cipro Inhale in Phase 3 for non-cystic fibrosis bronchiectasis and Amikacin Inhale in Phase 3 for patients with Gram-negative pneumonia.

Nektar's technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca's MOVANTIK™, Baxalta's ADYNOVATE™, UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies. ADYNOVATE™ is a trademark of Baxalta Inc.

Media Contacts:

Nektar Therapeutics:

Jennifer Ruddock

415-482-5585

Pure Communications:

Rachel Hutman

301-801-5540

rachel@purecommunicationsinc.com